Exhibit 99.1

InfuSystem Holdings, Inc. 2450 South Shore Blvd., Suite 402 League City, Texas 77573 248-291-1210

INVESTOR CONTACT:

Pat LaVecchia

Vice Chairman

Info@InfuSystem.com

800-962-9656

FOR IMMEDIATE RELEASE

Thursday, March 15, 2012

InfuSystem Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2011 Earnings

•	Seventeenth consecutive quarter of year over year revenue growth

•	Revenues for quarter and year increased 7% and 16%, respectively

•	Adjusted EBITDA for year increased 5%

•	Fourth consecutive year of revenue and Adjusted EBITDA increases

League City, TX, March 15, 2012—InfuSystem Holdings, Inc. (NYSE Amex: INFU), the leading provider of infusion pumps and related services, today reported results for the fourth quarter and fiscal year ended December 31, 2011.

Revenues for the fiscal year 2011 were $54.6 million compared with $47.2 million for the prior year, up 16 percent. Adjusted EBITDA for 2011 was $14.6 million, versus $14.0 million in 2010. Net revenues for the fourth quarter of fiscal 2011 were $14.0 million compared with $13.1 million for the prior year, up 7 percent. Adjusted EBITDA for the fourth quarter 2011 was $3.6 million, versus $3.7 million in 2010. On a GAAP basis, the Company reported a net loss of $45.4 million for 2011, compared to a net loss of $1.9 million for 2010, and a net loss of $0.8 million for the fourth quarter 2011, compared to a loss of $2.2 million for the 2010 fourth quarter.

Fiscal 2011: Continued Growth in Revenues and Adjusted EBITDA

“Our fourth quarter and fiscal year performance reflect improving bottom-line results and the 17th straight quarter of year over year revenue growth for the Company,” said Sean McDevitt, chairman and chief executive officer of InfuSystem “During the quarter, we continued to increase revenue, generated substantial free cash flow and improved the Company’s overall financial profile, positioning InfuSystem to deliver improved results in 2012. With the continued steady growth of our core business, we are more confident than ever in the long-term outlook for the Company and industry.”

“As we continue to execute on our business plan, InfuSystem’s Board of Directors also continues to thoroughly explore and evaluate potential strategic alternatives for the Company, which may include a sale or other transaction. The Company will continue to operate in the ordinary course during its review of strategic alternatives,” concluded Mr. McDevitt.

InfuSystem Holdings, Inc. Announces Fourth Quarter, Fiscal 2011 Results

Revenues for fiscal 2011 were $54.6 million, up 16 percent from $47.2 million in 2010. The increase in revenues is primarily due to obtaining business at new customer facilities, increases from existing customers and expansion into new product lines, such as those associated with acquisitions made during the previous year.

Gross profit for fiscal 2011 was $35.4 million, up 5 percent from $33.5 million in the prior year. This total represents 65 percent of revenues for the year, compared with 71 percent in fiscal 2010.

Selling, general and administrative expenses (SG&A) were $101.7 million versus $34.5 million in the prior year. Excluding a non-cash impairment charge of $67.6 million, SG&A for fiscal 2011 was $34.1 million compared to $34.5 million in the prior year and 62% of revenues compared to 73% in the prior year.

Other loss for 2011 was $2.2 million compared to $2.3 million for 2010, reflecting reduced interest expense, lower gains on derivatives and no gain on extinguishment of long term debt. As a result, the Company reported a fiscal 2011 net loss of $45.4 million, or a loss of $2.16 per diluted share, versus a $1.9 million net loss, or a loss of $0.09 per diluted share, for 2010.

Adjusted EBITDA for 2011 was $14.6 million, up 5 percent from $14.0 million in 2010. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Fourth Quarter

Revenues for the latest quarter were $14.0 million, up 7 percent from $13.1 million in the prior year period. Gross profit was $8.1 million versus $9.0 million in the fiscal 2010 fourth quarter. SG&A decreased 27 percent to $8.8 million from $12.0 million. Other expense for the fourth quarter was $0.5 million, compared with $0.4 million in the prior year period. The Company reported a net loss for the fourth quarter of $0.8 million, or a loss of $0.04 per diluted share, versus the prior year quarter’s net loss of $2.2 million, or a loss of $0.11 per diluted share. Adjusted EBITDA for the fourth quarter was $3.6 million versus $3.7 million for the prior year period.

Financial Condition

Net cash provided by operations for fiscal 2011 was $7.2 million versus $10.8 million for 2010. The company spent $4.2 million on capital expenditures, primarily for new pumps, in the current year versus $2.4 million in fiscal 2010 and paid $16.6 million in cash for the acquisition of First Biomedical in June 2010. The Company ended the year with a cash balance of $0.8 million, with $22.6 million in long-term debt, net of current, versus $26.6 million in long-term debt in the prior year.

Auditor’s Opinion

An activist stockholder group consisting of Kleinheinz Capital Partners, Meson Capital Partners, Boston Avenue Capital and certain of their affiliates (the “Kleinheinz Dissident Group”) is seeking to gain control of the Board of Directors of the Company. If the Kleinheinz Dissident Group were to be successful in obtaining control of the Company’s Board of Directors, the resulting change in control would constitute an event of default under the Company’s Credit

InfuSystem Holdings, Inc. Announces Fourth Quarter, Fiscal 2011 Results

Facility with Bank of America, N.A., and KeyBank National Association. This would allow the lenders to accelerate the maturity of all debt outstanding under that agreement. Given there is some level of risk that there could be changes to the existing Board of Directors, the Company’s auditors, Deloitte & Touche, LLP, are required under auditing standards to include an explanatory paragraph related to a going concern in the audit opinion on the Company’s 2011 results for this sole reason. The Company obtained a waiver as of December 31, 2011 for the going concern audit opinion as this is also an event of default under the terms of the credit facility with the lenders. The Company is in compliance with all other bank covenants and has a strong financial condition and cash flow.

Conference Call

InfuSystem Holdings, Inc. will host a conference call to share the results of its fourth quarter and full-year fiscal 2011 results on Thursday, March 15, at 10:00 a.m. Eastern Time. Chairman and Chief Executive Officer Sean McDevitt and Jim Froisland, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community.

The Company invites interested investors to listen to the presentation, which will be carried live on the company’s Web site www.infusystem.com in the Investors section. To participate by telephone, the dial-in number is 800-447-0521 with confirmation number 31586969. Those who wish to listen should either dial in or go to the Web site several minutes prior to the call to register. A replay of the call can be accessed by dialing 888-843-7419, passcode 31586969#. An online archive of the conference call will remain on the Company’s Web site for the following 30 days.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in League City, Texas, the company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

InfuSystem Holdings, Inc. Announces Fourth Quarter, Fiscal 2011 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$799	$5,014
Accounts receivable, less allowance for doubtful accounts of $1,773 and $1,796 at December 31, 2011 and December 31, 2010, respectively	7,350	6,679
Accounts receivable—related party	98
Inventory	3,217	1,699
Prepaid expenses and other current assets	934	750
Deferred income taxes	682	1,147

Total Current Assets	13,080	15,289
Property & equipment, net	15,764	16,672
Deferred debt issuance costs, net	421	658
Goodwill	—	64,092
Intangible assets, net	28,221	33,252
Deferred income taxes	18,187	—
Other assets	590	401

Total Assets	$76,263	$130,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,004	$2,016
Accounts payable—related party	59	—
Other current liabilities	2,235	4,631
Derivative liabilities	258	183
Current portion of long-term debt	6,576	5,551

Total Current Liabilities	13,132	12,381
Long-term debt, net of current portion	22,551	26,646
Deferred income taxes	—	5,788
Other liabilities	415	406

Total Liabilities	$36,098	$45,221

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 21,330,235 and 21,163,337, respectively; outstanding 21,132,545 and 21,117,516, respectively	2	2
Additional paid-in capital	87,541	87,004
Accumulated other comprehensive loss	(136)	(64)
Retained deficit	(47,242)	(1,799)

Total Stockholders’ Equity	$40,165	$85,143

Total Liabilities and Stockholders’ Equity	$76,263	$130,364

InfuSystem Holdings, Inc. Announces Fourth Quarter, Fiscal 2011 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31 (unaudited)		Twelve Months Ended December 31
(in thousands, except share data)	2011	2010	2011	2010
Net revenues
Rentals	$11,933	$11,426	$46,795	$43,384
Product sales	2,109	1,649	7,842	3,845

Total revenues	14,042	13,075	54,637	47,229
Cost of revenues:
Cost of revenues — Product, service and supply costs	2,465	2,206	9,128	7,730
Cost of revenues — Pump depreciation, sales and disposals	3,495	1,860	10,154	5,954

Gross profit	8,082	9,009	35,355	33,545

Selling, general and administrative expenses:
Provision for doubtful accounts	1,066	1,061	4,099	4,515
Amortization of intangibles	671	644	2,662	2,259
Asset impairment charges	—	—	67,592	—
Selling and marketing	2,283	2,348	9,371	7,087
General and administrative	4,759	7,960	17,987	20,622

Total sales, general and administrative	8,779	12,013	101,711	34,483

Operating (loss) income	(697)	(3,004)	(66,356)	(938)

Other loss:
Gain (loss) on derivatives	—	417	83	207
Interest expense	(547)	(571)	(2,193)	(3,352)
Gain on extinguishment of long term debt	—	—	—	1,118
Other income (expense)	8	(258)	(111)	(258)

Total other loss	(539)	(412)	(2,221)	(2,285)

(Loss) before income taxes	(1,236)	(3,416)	(68,577)	(3,223)
Income tax benefit (expense)	473	1,258	23,134	1,371

Net (loss) income	$(763)	$(2,158)	$(45,443)	$(1,852)

Net (loss) income per share:
Basic	$(0.04)	$(0.11)	$(2.16)	$(0.09)
Diluted	$(0.04)	$(0.11)	$(2.16)	$(0.09)
Weighted average shares outstanding:
Basic	21,056,634	20,261,591	21,074,093	19,721,378
Diluted	21,056,634	20,261,591	21,074,093	19,721,378

InfuSystem Holdings, Inc. Announces Fourth Quarter, Fiscal 2011 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31
(in thousands)	2011	2010
OPERATING ACTIVITIES
Net (loss) income	$(45,443)	$(1,852)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Gain) loss on derivative liabilities	(83)	(207)
Gain on extinguishment of long-term debt	—	(1,118)
Provision for doubtful accounts	4,099	4,515
Depreciation	6,386	5,357
Net book value of pumps sold from fixed assets	4,227	994
Amortization of intangible assets	2,662	2,259
Asset impairment charges	67,592	—
Amortization of deferred debt issuance costs	238	980
Stock-based compensation	1,185	3,860
Deferred income taxes	(23,423)	(1,236)
Changes in Assets—(Increase)/Decrease, exclusive of effects of acquisitions:
Accounts receivable, net of provision	(4,868)	(3,948)
Other current assets	(1,702)	(506)
Other assets	273	(173)
Changes in Liabilities—Increase/(Decrease), exclusive of effects of acquisitions:
Accounts payable and other liabilities	(3,971)	2,252
Derivative liabilities from termination of interest rate swap	—	(365)

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,172	10,812

INVESTING ACTIVITIES
Capital expenditures	(4,155)	(2,444)
Acquisition of intangible assets	(1,398)	—
Cash paid for acquisition, net of cash acquired	—	(16,616)

NET CASH (USED IN) INVESTING ACTIVITIES	(5,553)	(19,060)

FINANCING ACTIVITIES
Principal payments on term loan	(4,518)	(22,623)
Principal payments on capital lease obligations	(1,435)	(822)
Cash proceeds from loans	584	30,000
Proceeds from draw on revolving credit facility	1,750	—
Payments on revolving credit facility	(1,750)	—
Capitalized debt issuance costs	—	(808)
Common stock repurchased to satisfy statutory withholding on stock based compensation	(102)	(167)
Treasury shares repurchased	(363)	(68)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(5,834)	5,512

Net change in cash and cash equivalents	(4,215)	(2,736)
Cash and cash equivalents, beginning of period	5,014	7,750

Cash and cash equivalents, end of period	$799	$5,014

InfuSystem Holdings, Inc. Announces Fourth Quarter, Fiscal 2011 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP RECONCILIATION

	Three Months Ended December 31 (unaudited)		Twelve Months Ended December 31
(in thousands, except share data)	2011	2010	2011	2010
Net (loss) income	$(763)	$(2,158)	$(45,443)	$(1,852)
Adjustments:
Interest expense	547	571	2,193	3,352
Income tax (benefit) expense	(473)	(1,258)	(23,134)	(1,371)
Depreciation	1,496	1,488	6,386	5,357
Amortization	670	644	2,662	2,259

EBITDA	1,477	(713)	(57,336)	7,745

Adjustments:
Asset impairment charges	—	—	67,592	—
Pump agreement	1,430	—	1,430	—
(Gain) loss on derivatives	—	(417)	(83)	(207)
Stock based compensation	264	4,098	1,185	5,909
Nonrecurring consulting costs	317	—	317	—
Sales incentive and other expense	—	258	699	258
Acquisition and due diligence costs	123	—	766	965
Severance	—	450	65	450
(Gain) loss on debt extinguishment	—	—	—	(1,118)

Adjusted EBITDA	$3,611	$3,676	$14,635	$14,002